Exhibit 21

SUBSIDIARIES OF REGISTRANT

FORMER SUBSIDIARIES:

SUBSIDARY	Date of dispersal

PowerCold ComfortAir Solutions, Inc.	12/31/05

Date of merge with parent company
PowerCold Products, Inc	01/01/06

PowerCold International, Ltd.	01/01/06

REMAINING SUBSIDIARY AFTER CONSOLIDATION:

PowerCold Technology, LLC – a Nevada Corporation.